Mail Stop 7010
      November 30, 2005

By U.S. Mail and Facsimile

Mr. Jerry W. Fanska
Vice President - Finance and Treasurer
Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

Re:	Layne Christensen Company
	Form 10-K for the Fiscal Year Ended January 31, 2005
      Form 10-K/A for the Fiscal Year Ended January 31, 2005
	Forms 10-Q/A for the Fiscal Quarters Ended April 30, 2005 and
July 31, 2005
      	File No.  000-20578

Dear Mr. Fanska:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of
your
filings, please direct them to Dale Welcome, Staff Accountant, at
(202) 551-3865, Nathan Cheney, Assistant Chief Accountant, at
(202)
551-3714 or, in their absence, to the undersigned at (202) 551-
3768.


							Sincerely,


						John Cash
								Accounting Branch Chief






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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE